UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 24, 2021

ELECTROMED, INC.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota	001-34839	41-1732920
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

500 Sixth Avenue NW

New Prague, MN 56071

(Address of Principal Executive Offices)(Zip Code)

(952) 758-9299

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Common Stock, $0.01 par value	ELMD	NYSE American LLC
(Title of each class)	(Trading Symbol)	(Name of each exchange on which registered)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.                                                                                                                       Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01	Entry into a Material Definitive Agreement.

On September 24, 2021, Electromed, Inc., a Minnesota corporation (the “Company”), entered into a Cooperation Agreement (the “Cooperation Agreement”) with Summers Value Partners LLC and certain of its affiliates signatory thereto (collectively, the “Shareholder Group”).

In connection with the Cooperation Agreement, the Company (i) has agreed to nominate each of Joseph L. Galatowitsch and Kathleen A. Tune for election to the Board of Directors of the Company (the “Board”) at the Company’s Fiscal 2022 Annual Meeting of Shareholders (the “Fiscal 2022 Annual Meeting”) to be held in November 2021, and (ii) acknowledged that each of Stephen H. Craney and Dr. George H. Winn, D.D.S. has indicated his intention not to stand for reelection to the Board at the 2022 Annual Meeting. With these changes, the Board is expected to continue to have seven directors following the Fiscal 2022 Annual Meeting and will elect a new independent Chair of the Board immediately following the Fiscal 2022 Annual Meeting.

In addition, the Cooperation Agreement provides for director replacement procedures during the standstill period described below, provided that the Shareholder Group maintains beneficial ownership of at least 3.0% of the Company’s then-outstanding common stock, and the establishment of a new Finance and Strategy Committee of the Board (the “Finance and Strategy Committee”) to be formed immediately following the Fiscal 2022 Annual Meeting. The purpose of the Finance and Strategy Committee will be to conduct a review of the Company’s business and make recommendations to the Board with respect to the Company’s strategy and opportunities to enhance shareholder value, including but not limited to strategic growth plans, long-term business plans, shareholder engagement, research and development, capital allocation, and buy- or sell-side M&A transactions.

Pursuant to the Cooperation Agreement, and concurrently with the execution of the Cooperation Agreement, the Shareholder Group irrevocably withdrew its notice of shareholder nomination dated August 12, 2021, and any related materials or notices submitted to the Company in connection therewith.

The Cooperation Agreement also includes, among other provisions, certain standstill commitments by the Shareholder Group, including but not limited to restrictions on the Shareholder Group’s ability to (i) engage in any solicitation of proxies or consents, (ii) encourage any person to submit nominees in furtherance of a contested solicitation for the election or removal of directors, (iii) submit any proposal for consideration by shareholders of the Company at any annual or special meeting of shareholders or (iv) seek further representation on the Board. These restrictions apply during a standstill period that will terminate on the date that is the earlier of (A) 30 days prior to the last date pursuant to which shareholder nominations for director elections are permitted pursuant to the Amended and Restated Bylaws of the Company with respect to the Company’s Fiscal 2023 Annual Meeting of Shareholders or (B) the date that is 120 calendar days prior to the first anniversary of the Fiscal 2022 Annual Meeting.

The Cooperation Agreement further provides that during the standstill period the Shareholder Group will vote (i) for all directors nominated by the Board for election at any annual or special meeting and (ii) in accordance with the recommendation of the Board on any other proposals or other business (other than certain extraordinary transactions) that comes before any annual or special meeting.

The description of the Cooperation Agreement contained herein is qualified in its entirety by reference to the full text of the Cooperation Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 24, 2021, the Company announced that each of Mr. Craney and Dr. Winn has indicated his intention to retire from the Board effective as of the 2022 Annual Meeting and, as a result, will not to stand for reelection. Neither Mr. Craney’s nor Dr. Winn’s decision to not stand for reelection was related to any disagreement with the Company on any matter relating to its operations, policies or practices. Mr. Craney and Dr. Winn are expected to remain directors of the Company until the Fiscal 2022 Annual Meeting.

Item 7.01	Regulation FD Disclosure.

On September 27, 2021, the Company issued a press release announcing the events set forth above, the text of which is furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. The information contained in this Item 7.01 and Exhibit 99.1 is being furnished, and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under Section 18. Furthermore, the information contained in Exhibit 99.1 shall not be deemed to be incorporated by reference into the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description	Method of Filing
10.1	Cooperation Agreement, dated September 24, 2021, by and among Electromed, Inc. and Summers Value Partners LLC and certain of its affiliates signatory thereto	Filed Electronically

99.1	Press Release, dated September 27, 2021	Furnished Electronically

104	Cover Page Interactive Data File (embedded in the cover page and formatted in inline XBRL)	Furnished Electronically

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTROMED, INC.

Date: September 27, 2021	By: /s/ Michael J. MacCourt
	Name:	Michael J. MacCourt
	Title:	Chief Financial Officer